EXHIBIT 99.1

PRESS RELEASE FOR IMMEDIATE RELEASE

For further information, please contact:
Daniel R. Kadolph, Senior Vice President and Chief Financial Officer
(708) 450-6759

              MIDWEST BANC HOLDINGS, INC. REPORTS 22.0% INCREASE IN
                          SECOND QUARTER 2003 EARNINGS

(Melrose Park, IL - July 29, 2003). Midwest Banc Holdings, Inc. (NASDAQ: MBHI), a community-based bank holding company, announced a 22.0% increase in net income for the second quarter of 2003 compared to the similar period of 2002.

Net income was $7,791,000 for the three months ended June 30, 2003 compared to $6,388,000 for the three months ended June 30, 2002. Net income increased 11.7% to $14,185,000 for the six months ended June 30, 2003 compared to $12,701,000 for the six months ended June 30, 2002.

      SECOND QUARTER DILUTED EARNINGS PER SHARE INCREASED 10.3% OVER PRIOR
                                   YEAR PERIOD

Basic earnings per share for the three months ended June 30, 2003 was $0.44 compared to $0.40 for the similar period of 2002, a 10.0% increase. Diluted earnings per share for the three months ended June 30, 2003 was $0.43 compared to $0.39 for the similar period of 2002, a 10.3% increase. The return on average assets for the three months ended June 30, 2003 was 1.40% compared to 1.38% for the similar period in 2002. The return on average equity for the three months ended June 30, 2003 was 19.63% compared to 24.19% for the similar period in 2002.

Basic earnings per share for the six months ended June 30, 2003 was $0.80 compared to $0.79 for the similar period of 2002, an 1.3% increase. Diluted earnings per share for the six months ended June 30, 2003 was $0.78 compared to $0.77 for the similar period of 2002, an 1.3% increase. The return on average assets for the six months ended June 30, 2003 was 1.29% compared to 1.39% for the similar period in 2002. The return on average equity for the six months ended June 30, 2002 was 18.71% compared to 24.86% for the similar period in 2002.

E. V. Silveri, Chairman of the Board of Midwest Banc Holdings, Inc. said, "Diluted earnings per share for the quarter increased 10.3%, after expenses of $820,000 associated with the cancellation of the CoVest transaction and professional fees related to specific loans. Diluted earnings per share would have increased by 17.9% had we not had these expenses. In addition, 2003 basic and diluted earnings per share were affected by the issuance of an additional
1.6 million shares of common stock related to the Big Foot Financial Corp. acquisition." Silveri further stated, "although it reduced our reported earnings per share growth, the additional equity provides a stronger base for our banking activities in the future."

Brad A. Luecke, President and Chief Executive Officer of Midwest Banc Holdings, Inc. stated: "The additional expenses resulting from the acquisition and integration of Big Foot Financial Corp. are also reflected in our year to date numbers." He noted the progress being made with the Big Foot acquisition. "The acquisition of Big Foot has provided the Company with good deposit growth in new markets. The three Big Foot banking centers have experienced an 18.8% growth in deposits since January 3, 2003, the acquisition date. The projected cost savings have been realized, the integration is largely completed, and we expect the acquisition will be accretive to diluted earnings per share by the end of 2003 as originally anticipated."

                SECOND QUARTER NET INTEREST INCOME DECREASED 4.3%

Net interest income decreased $671,000 or 4.3% to $14,827,000 in the second quarter of 2003 compared to $15,498,000 for the similar period in 2002. Year to date net interest income increased $1,462,000 or 4.8% to $31,793,000 compared to $30,331,000 for the similar period in 2002. Net interest margin decreased to 3.03% in the second quarter of 2003 compared to 3.64% in the second quarter of 2002. Net interest margin decreased to 3.24% for the six months ended June 30, 2003 compared to 3.61% for the six months ended June 30, 2002. Due to the low interest rate environment, the Company experienced an increase in amortization expense associated with the mortgage-backed securities it holds in its investment securities portfolio. Amortization expense was $2.7 million and $5.0 million for the three and six months ended June 30, 2003, respectively, compared to $775,000 and $1.7 million, respectively, for the similar periods in 2002. The Company has reallocated its securities holdings in order to reduce the likelihood of an increase in future amortization expense by investing a larger portion of the portfolio in lower-yielding U.S. Treasury and government agency obligations. Accordingly as of June 30, 2003 mortgage-backed securities comprised 40.8% of the portfolio compared to 78.5% at December 31, 2002.

Going forward, it is expected that the net interest margin will begin to stabilize and improve, although they are unlikely to increase back to the 2002 levels during this year. Key factors for an improvement in the net interest margin include an increase in loan volumes, slower prepayment speeds on mortgage-backed securities, an interest rate swap completed early in the third quarter related to high interest rate FHLB advances, and the impact of deposit pricing strategies. Nevertheless, expected improvements in net interest margins assume no further cuts in interest rates by the Federal Reserve Board of Governors this year.

The Company manages its securities available-for-sale portfolio and trading account portfolio on a total return basis. In this respect, management regularly reviews the performance of its securities and sells specific securities to provide opportunities to enhance net interest income and net interest margin, and when possible, will recognize gains on the sale of securities. The Company has a long history of managing its securities in this manner. Gains on securities transactions were $2,701,000 and $757,000 during the three months ended June 30, 2003 and June 30, 2002, respectively. For the six months ended June 30, 2003, gains on securities transactions were $2,803,000 compared to $1,295,000 for the similar period in 2002. Trading account profits were $130,000 compared to $3,000 during the three months ended June 30, 2003 and June 30, 2002, respectively. During the six months ended June 30, 2003 and June 30, 2002, trading account profits were $130,000 and $348,000, respectively.

                   SECOND QUARTER OTHER INCOME INCREASED 99.3%

Other income, excluding gains on securities transactions and trading account profits, was $5,108,000, an increase of $2,545,000 or 99.3% on a comparable second quarter 2003 to 2002 basis. The other income to average assets ratio was 0.92% for the three months ended June 30, 2003 compared to 0.55% for the same period in 2002. Service charges on deposits increased $31,000 or 2.2% to $1,434,000 during the three months ended June 30, 2003 compared to the second quarter of 2002.

Option fee income increased $1,897,000 for the second quarter of 2003 to $2,019,000 compared to the similar period in 2002. Option fees are part of management's ongoing program to manage risk in the securities portfolio and take advantage of favorable market conditions. Mortgage banking fees, trust, and insurance and brokerage commissions increased, $288,000, $22,000 and $162,000, respectively, for the three months ended June 30, 2003 to $377,000, $169,000, and $556,000, respectively, compared to the second quarter of 2002.

Other income, excluding gains on securities transactions and trading account profits, increased $3,828,000 or 73.1% to $9,068,000 for the six months ended June 30, 2002 compared to the six months ended June 30, 2002. The other income to average assets ratio was 0.83% for the six months ended June 30, 2003 compared to 0.57% for the same period in 2002. Service charges on deposits increased $192,000 or 7.1% to $2,901,000 during the six months ended June 30, 2003 compared to $2,709,000 for the same period in 2002. Option fee income increased $2,362,000 during the first half of 2003 to $3,016,000 compared to the similar period in 2002. Mortgage banking fees, trust, and insurance and brokerage commissions increased, $434,000, $9,000, and $474,000, respectively, for the six months ended June 30, 2002 to, $665,000, $304,000, and $1,014,000, respectively, compared to the similar period of 2002.

                    SECOND QUARTER EFFICIENCY RATIO OF 49.86%

Other expenses increased $2,208,000 or 26.1% to $10,672,000 for the three months ended June 30, 2003 compared to the $8,464,000 for the three months ended June 30, 2002. The other expenses to average assets ratio was 1.92% for the three months ended June 30, 2003 compared to 1.82% for the same period in 2002. Salaries and employee benefits expense increased $756,000 to $5,999,000 during the three months ended June 30, 2003 compared to $5,243,000 for the similar period ended June 30, 2002. Increased full-time staff positions, including brokerage staff, employees added through the acquisition of Big Foot Financial Corp., and other new positions was the primary reason for the increase in salaries and benefits. Enhanced benefit programs and increased health insurance costs have also contributed to the increase in salaries and employee benefits. Occupancy expenses increased $236,000 or 19.2% to $1.5 million during the second quarter of 2003 compared to $1.2 million for the comparable period in 2002. This increase reflects the addition of the three branches acquired as a result of the Big Foot acquisition.

The net overhead expense to average assets ratio was 1.00% for the second quarter of 2003 compared to 1.27% for the similar period in 2002. The efficiency ratio was 49.86% for the three months ended June 30, 2003 compared to 44.84% for the same period in 2002.

Other expenses increased $4,793,000 or 28.8% to $21,455,000 for the six months ended June 30, 2003 compared to $16,662,000 for the six months ended June 30, 2002. The other expenses to average assets ratio was 1.96% for the six months ended June 30, 2003 compared to 1.83% for the same period in 2002. Salaries and employee benefits expense increased $1,809,000 to $12,051,000 during the six months ended June 30, 2003 compared to $10,242,000 for the same period ended June 30, 2002. For the six months ended June 30, 2003, occupancy expenses increased $841,000 or 35.3% to $3.2 million from $2.4 million in the six months of 2002.

Due to the acquisition of Big Foot, the Company incurred nonrecurring expenses of $126,000 in legal and data conversion fees, $348,000 due to the disposal and purchase of equipment, and $30,000 in other operating expenses. Due to the termination of the CoVest agreement, $425,000 in legal, consulting, and data conversion fees were expensed. Specific collection expenses due to loans reflected in the first six months of 2003 include $430,000, in professional fees.

The net overhead expense to average assets ratio was 1.13% for the six months ended June 30, 2003 compared to 1.25% for the similar period in 2002. The efficiency ratio was 49.15% for the six months ended June 30, 2003 compared to 44.74% for the same period in 2002.

                              BALANCE SHEET TRENDS

Total assets were $2.3 billion at June 30, 2003, an increase of $276.0 million compared to $2.0 billion at December 31, 2002. Loans decreased $58.4 million or 5.1% to $1.1 billion at June 30, 2003 compared to December 31, 2002. Loan demand was affected by current economic conditions, increased prepayments of commercial and commercial real estate loans, and management's decision to maintain fixed rate pricing disciplines to protect longer-term profitability. Earning assets at June 30, 2003 were $2.1 billion compared to $1.9 billion at December 31, 2002, reflecting an increase of $228.1 million or 12.0%, primarily as a result in the increase in the Company's available-for-sale securities portfolio. The Company sold $141.9 million of mortgage loans during the first quarter of 2003 that were acquired from Big Foot in an effort to reduce the interest rate risk of the portfolio.

Looking ahead, there is evidence that loan demand may be rebounding based upon an increase in the internal loan pipeline and the growth of unused customer commitments of the Company's banking subsidiaries.

Total deposits of $1.6 billion as of June 30, 2003 represented an increase of $190.0 million or 13.7% from $1.4 billion as of December 31, 2002. Non-interest-bearing deposits were $148.5 million as of June 30, 2003, approximately $13.6 million higher than the $134.9 million level as of December 31, 2002. Over the same period, interest-bearing deposits increased 14.0% or $176.4 million. Certificates of deposit under $100,000 increased $123.9 million from December 31, 2002 to June 30, 2003. Certificates of deposit over $100,000 and public funds decreased by $70.3 million from December 31, 2002 to June 30, 2003. The majority of the decrease was a result of brokered certificates of deposit and public fund maturities. The Company's marketing efforts focused on core and time deposit account growth in our retail markets, reducing the need for public funds and brokered certificates of deposit.

The Company acquired $73.4 million in core deposits and $64.6 million in time deposits through the acquisition of Big Foot. Deposits at the three Big Foot branches increased 18.8% to $163.9 million at June 30, 2003 compared to January 3, 2003, the Big Foot acquisition date.

Total stockholders' equity was $156.9 million as of June 30, 2003 compared to $115.0 million as of December 31, 2002. The Company issued 1.6 million shares of common stock upon the acquisition of Big Foot, representing an increase of $30.4 million in equity. Total capital to asset ratio at June 30, 2003 was 8.33% compared to 7.66% from December 31, 2002.

                      ASSET QUALITY AND NONPERFORMING LOANS

The allowance for loan losses was $12.0 million or 1.12% of total loans at June 30, 2003 compared to $20.8 million or 1.83% of total loans at December 31, 2002. The provision for loan losses was $1,745,000 for the six months ended June 30, 2003 compared to $1,477,000 for the six months ended June 30, 2002. Net charge-offs for the six months ended June 30, 2003 were $4.1 million compared to $402,000 for the six months ended June 30, 2002. The net charge-off percentage to average loans was 0.71% and 0.08% at June 30, 2003 and June 30, 2002, respectively.

Allowance for loan losses to nonperforming loans ratio was 0.49x and 0.66x at June 30, 2003 and December 31, 2002, respectively. Nonperforming loans were $24.7 million and $31.5 million at June 30, 2003 and December 31, 2002, respectively. The nonperforming loans to total loans ratio for these two time periods was 2.29% and 2.78%, respectively. The nonperforming assets to total assets ratio was 1.16% and 1.60% for June 30, 2003 and December 31, 2002, respectively.

The Company has identified four loans which total $19.2 million, or 77.7% of total nonperforming loans. Specific reserves of $6.6 million have been established for these loans. The remaining nonperforming loans are individually less than $2.0 million. The first loan, a commercial loan totals $5.2 million and a specific reserve of $4.7 million has been established for it. The second loan, is a townhouse development loan of $9.5 million of which the borrower has ceased construction activities on the project and a receiver has been appointed. The Company will continue the development on an interim basis as the property is marketed. A specific reserve of $929,000 has been established on this loan. The third loan has a $1.0 million balance. This commercial credit was classified as doubtful by bank regulators and has been reduced from $2.2 million since the beginning of 2003. The Company expects the remaining balance to be fully collected and recoveries of the previously charged-off portion of the loan are anticipated. The fourth loan of $3.5 million is for the conversion and rehabilitation of three mixed use buildings into condos and commercial units. While this loan has not performed as originally expected, the Company has adequate collateral coverage and no specific reserve has been established. The Company feels that adequate specific reserves have been established for problem loans, however there is no guaranty that the reserves will be sufficient.

                                  OTHER MATTERS

The Company announced on July 1, 2003 that its merger agreement with CoVest Bancshares, Inc. was terminated effective June 30, 2003 due to the inability of the parties to agree upon the terms of an extension. Included in other expenses at June 30, 2003 are $425,000 of capitalized costs relating to this transaction.

On March 3, 2003, the Federal Reserve and the OBRE commenced a regularly scheduled examination of the Company's banking subsidiaries. The examination included, among other items, a review of the Company's over-all risk management, lending and credit review practices. The regulators have completed their onsite review and, based upon preliminary discussions with the regulators, the Company expects some form of informal or formal regulatory action will be taken. The Company expected to receive the written examination report during in the second quarter; however the examination report has not yet been received.

Midwest Banc Holdings, Inc. provides a wide range of retail and commercial lending services, personal and corporate trust services, residential mortgage origination, and securities and insurance brokerage activities throughout the greater Chicago metropolitan area and Western Illinois. The Company's principal operating subsidiaries are: Midwest Bank and Trust Company, Midwest Bank of Western Illinois, Midwest Financial and Investment Services, Inc., and Midwest Bank Insurance Services, L.L.C..

                                       ###

This press release contains certain "Forward-Looking Statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and should be reviewed in conjunction with the Company's Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth certain risks and uncertainties related to the Company's business which should be considered in evaluating "Forward-Looking Statements."

                           MIDWEST BANC HOLDINGS, INC.
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                   INCOME STATEMENT SUMMARY AND PER SHARE DATA
                      (In thousands, except per share data)


                                                   THREE MONTHS ENDED
                                                         JUNE 30                         2002-2003 COMPARISON
                                              --------------------------             ---------------------------
                                                2003              2002               $ CHANGE           % CHANGE
                                              -------            -------             --------           --------

Interest income......................         $27,576            $28,904             $(1,328)             -4.6%
Interest expense.....................          12,749             13,406                (657)             -4.9%
                                              -------            -------             --------             -----
Net interest income..................          14,827             15,498                (671)             -4.3%
Provision for loan losses............             755                815                 (60)             -7.4%
Other income.........................           5,108              2,563               2,545              99.3%
Net gains on securities transactions.           2,831                760               2,071             272.5%
Other expenses.......................          10,672              8,464               2,208              26.1%
                                              -------            -------             --------             -----
Income before income taxes...........          11,339              9,542               1,797              18.8%
Provision for income taxes...........           3,548              3,154                 394              12.5%
                                              -------            -------             --------             -----
Net income...........................         $ 7,791            $ 6,388             $ 1,403              22.0%
                                              =======            =======             =======              =====
Basic earnings per share (1).........         $  0.44            $  0.40             $  0.04              10.0%
                                              =======            =======             =======              =====
Diluted earnings per share (1).......         $  0.43            $  0.39             $  0.04              10.3%
                                              =======            =======             =======              =====
Cash dividends declared (1)..........         $  0.10            $  0.10             $  0.00               0.0%
                                              =======            =======             =======              =====


                                                    SIX MONTHS ENDED
                                                         JUNE 30                         2002-2003 COMPARISON
                                              --------------------------             ---------------------------
                                               2003               2002               $ CHANGE           % CHANGE
                                              -------            -------             --------           --------
Interest income......................         $57,558            $56,986             $   572               1.0%
Interest expense.....................          25,765             26,655                (890)             -3.3%
                                              -------            -------             --------           --------
Net interest income..................          31,793             30,331               1,462               4.8%
Provision for loan losses............           1,745              1,477                 268              18.1%
Other income.........................           9,068              5,240               3,828              73.1%
Net gains on securities transactions.           2,933              1,643               1,290              78.5%
Other expenses.......................          21,455             16,662               4,793              28.8%
                                              -------            -------             --------           --------
Income before income taxes...........          20,594             19,075               1,519               8.0%
Provision for income taxes...........           6,409              6,374                  35               0.5%
                                              -------            -------             --------           --------
Net income...........................         $14,185            $12,701              $1,484              11.7%
                                              =======            =======             ========           ========
Basic earnings per share (1).........         $  0.80            $  0.79              $ 0.01               1.3%
                                              =======            =======             ========           ========
Diluted earnings per share (1).......         $  0.78            $  0.77              $ 0.01               1.3%
                                              =======            =======             ========           ========
Cash dividends declared (1)..........         $  0.10            $  0.10              $ 0.00               0.0%
                                              =======            =======             ========           ========

                                                   THREE MONTHS ENDED
                                              ----------------------------
                                               JUNE 30            MARCH 31          QUARTER TO QUARTER COMPARISON
                                                2003                2003            -----------------------------
                                               -------            --------          $ CHANGE           % CHANGE
                                                                                    ---------          --------
Interest income......................         $27,576            $29,982             $(2,406)             -8.0%
Interest expense.....................          12,749             13,016                (267)             -2.1%
                                              -------            -------             --------          ---------
Net interest income..................          14,827             16,966              (2,139)            -12.6%
Provision for loan losses............             755                990                (235)            -23.7%
Other income.........................           5,108              3,960               1,148              29.0%
Net gains on securities transactions.           2,831                102               2,729           2,675.5%
Other expenses.......................          10,672             10,783                (111)             -1.0%
                                              -------            -------             --------          ---------
Income before income taxes...........          11,339              9,255               2,084              22.5%
Provision for income taxes...........           3,548              2,861                 687              24.0%
                                              -------            -------             --------          ---------
Net income...........................         $ 7,791            $ 6,394              $1,397              21.8%
                                              =======            =======             ========          =========
Basic earnings per share (1).........         $  0.44            $  0.36              $ 0.08              22.2%
                                              =======            =======             ========          =========
Diluted earnings per share (1).......         $  0.43            $  0.35              $ 0.08              22.9%
                                              =======            =======             ========          =========
Cash dividends declared (1)..........         $  0.10            $  0.10              $ 0.00               0.0%
                                              =======            =======             ========          =========

------------------
(1) Restated for the 3-for-2 stock dividend effective July 1, 2002.

                           MIDWEST BANC HOLDINGS, INC.
                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                      (In thousands, except per share data)


                                                          THREE MONTHS ENDED                   SIX MONTHS ENDED
                                                 -------------------------------------      ----------------------
                                                       JUNE 30,              MARCH 31,             JUNE 30,
                                                 --------------------        ---------      ----------------------
                                                  2003           2002          2003           2003          2002
                                                 ------         ------       ---------      -------       --------
INCOME STATEMENT DATA:
   Net income............................        $7,791         $6,388        $6,394        $14,185        $12,701
   Net overhead expense to average
      assets (1) (2).....................          1.00%          1.27%         1.27%          1.13%          1.25%
   Efficiency ratio (2) (4) (8)..........         49.86          44.84         48.45          49.15          44.74
   Other income to average assets........          0.92           0.55          0.73           0.83           0.57
   Other expense to average assets.......          1.92           1.82          2.00           1.96           1.83

PER SHARE DATA (3):
   Earnings per share (basic)............         $0.44          $0.40         $0.36          $0.80           0.79
   Earnings per share (diluted)..........          0.43           0.39          0.35           0.78           0.77
   Cash dividends declared...............          0.10           0.10          0.10           0.20           0.20
   Book value at end of period...........          8.98           6.90          8.71           8.98           6.90
   Tangible book value at end of period..          8.72           6.72          8.44           8.72           6.72
   Stock price at end of period..........         19.42          19.93         18.22          19.42          19.93
   Average stock price...................         18.77          18.32         19.46          19.11          16.38

SELECTED FINANCIAL RATIOS:
   Return on average assets (5)..........          1.40%          1.38%         1.19%          1.29%          1.39%
   Return on average equity (6)..........         19.63          24.19         17.70          18.71          24.86
   Dividend payout.......................         22.84          25.21         27.84          25.04          25.36
   Loan to deposit.......................         68.22          81.33         73.93          68.22          81.33
   Average equity to average assets......          7.14           5.69          6.70           6.91           5.60
   Capital to assets.....................          7.00           5.94          6.95           7.00           5.94
   Tangible capital to assets............          6.79           5.78          6.74           6.79           5.78
   Tier I capital to risk-weighted assets         10.93          10.03         12.30          10.93          10.03
   Tier II capital to risk-weighted
      assets.............................         11.66          10.95         13.40          11.66          10.95
   Net interest margin (tax equivalent)
      (7) (8)............................          3.03           3.64          3.45           3.24           3.61
   Allowance for loan losses to total
      loans at the end of period.........          1.12           1.03          1.33           1.12           1.03
   Net loans charged off to average
      total loans........................          1.37           0.09          0.10           0.71           0.08
   Nonperforming loans to total loans at
      the end of period (9)..............          2.29           0.53          1.83           2.29           0.53
   Nonperforming assets to total assets
      (10)...............................          1.15           0.32          0.96           1.215          0.32
   Allowance to nonperforming loans......          0.49x          1.96x         0.72x          0.49x          1.96x


                                                      JUNE 30,           MARCH 31,     DECEMBER 31,
                                              ----------------------    -----------    ------------
                                                2003          2002         2003           2002
                                              ---------    ----------   -----------    ------------
BALANCE SHEET DATA:
   Total assets..........................    $2,285,062    $1,876,585   $2,230,937      $2,009,047
   Total earning assets..................     2,136,639     1,764,246    2,099,179       1,908,533
   Average assets (quarter-to-date)......     2,230,493     1,863,404    2,187,401       1,971,807
   Average assets (year-to-date).........     2,212,410     1,839,578    2,187,401       1,889,511
   Total loans...........................     1,078,278     1,086,499    1,136,389       1,136,704
   Allowance for loan losses.............        12,044        11,210       15,063          20,754
   Total deposits........................     1,580,655     1,335,917    1,537,047       1,390,648
   Borrowings............................       497,986       409,252      509,700         462,382
   Stockholders' equity..................       159,868       111,513      154,961         114,951
   Tangible stockholders' equity (11)....       155,238       108,529      150,277         111,929
   Average equity (quarter-to-date)......       159,158       105,939      146,488         115,308
Average equity (year-to-date)............       152,860       103,019      146,488         110,101

Common Shares Outstanding (3)............        17,800        16,156       17,798          16,154
Average Shares Outstanding
(quarter-to-date) (3)....................        17,798        16,127       17,727          16,157
Average Shares Outstanding (year-to-date)
(3)......................................        17,763        16,102       17,727          16,131

------------------

(1)      Other expenses less other income divided by average total assets.
(2)      Excludes net gains on securities transactions.
(3) Adjusted to reflect the 3-for-2 stock dividend effective July 1, 2002 for periods prior to that date.
(4) Other expense divided by the sum of net interest income (tax equivalent) plus other income.
(5)      Net income divided by quarter to date average assets.
(6)      Net income divided by quarter to date average equity.


(7) Net interest income, on a tax equivalent basis, divided by quarter to date average interest earning assets.
(8) The following table reconciles reported net interest income on a tax equivalent basis for the periods presented:


                                                           2Q03            1Q03            4Q02            2Q02

           Net interest income                           $14,827         $16,966         $14,055         $15,498
           Tax equivalent adjustment to net
           interest income                                 1,127             973             803             610
                                                         -------         -------         -------         -------
           Net interest income, tax equivalent basis     $15,954         $17,939         $14,858         $16,108
                                                         -------         -------         -------         -------

(9)      Includes total nonaccrual and all other loans 90 days or more past due.

(10) Includes total nonaccrual, all other loans 90 days or more past due, and other real estate owned.

(11) Stockholders' equity less goodwill. The following table reconciles reported stockholders' equity to tangible stockholders' equity for the periods presented:


                                                        2Q03             1Q03            4Q02             2Q02
           Stockholders' equity                       $159,868         $154,961        $114,951         $111,513
           Goodwill                                      4,630            4,684           3,022            2,984
                                                      --------         --------        --------         --------
           Tangible stockholders' equity              $155,238         $150,277        $111,929         $108,529
                                                      --------         --------        --------         --------

